EXHIBIT 10.8

AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS

SUMMARY AND DEFINITION OF BASIC TERMS

This Agreement of Purchase and Sale and Joint Escrow Instructions (“Agreement”), dated as of the Effective Date (defined below), is made by INVESCO ADVISERS, INC., a Delaware corporation (“Buyer”), and 13034 EXCELSIOR, LLC, a California limited liability company (“Seller”). The terms set forth below shall have the meanings set forth below when used in the Agreement.

	TERMS OF AGREEMENT (first reference in the Agreement)	DESCRIPTION
1.	Effective Date (Introductory Paragraph):	The latest date shown beneath the Buyer’s and Seller’s signatures on this Agreement.

2.	Broker (Section 15.1):	Colliers International (Joey Reaume & Richard Schwartz) (“Broker”).

3.	Buyer’s Notice Address (Section 14):

Invesco Real Estate

2001 Ross Avenue, Suite 3400

Dallas, Texas 75201

Attention: Jon Dooley

Telephone: (972) 715-7443

Email: Jon.Dooley@invesco.com

With copy to:

Greenberg Traurig LLP

2200 Ross Avenue, Suite 5200

Dallas, Texas 75201

Attention: Bud Doxey

Telephone: (214) 665-3655

Email: doxeyb@gtlaw.com

4.	Purchase Price (Section 2.1):	$18,600,000

5.	Initial Deposit (Section 2.2.1):	$180,000

6.	Additional Deposit (Section 2.2.2):	$180,000

7.	Escrow Holder (Section 3):	Ticor Title Company of California 1500 Quail St., 3rd Floor Newport Beach, CA 92660 Attn: Kim Hernandez Telephone: (714) 289-3300 Email: kdhernandez@ticortitle.com Fax No.: (949) 809-0685

8.	Contingencies (Sections 4.1.1 and 4.1.2):	Buyer’s rights to terminate this Agreement pursuant to any of Sections 4.1.1 or 4.1.2.

9.	Due Diligence Deadline (Section 4.1.1):	5:00 P.M. Pacific Time on Monday, October 19, 2020.

10.	Closing (Section 3.2):	On or before Friday, December 18, 2020, but not before Monday, December 14, 2020.

11.	Title Company (Section 4.2):	Ticor Title Company of California 1500 Quail St., 3rd Floor Newport Beach, CA 92660 Attn: David Noble Telephone: (714) 289-3379 Email: David.Noble@ticortitle.com Fax No.: (949) 809-0676

12.	Seller’s Representative (Section 11.8):	Scott Meserve.

RECITALS

A. Seller owns fee title to those certain parcels of land commonly known as 13034 Excelsior Drive, Norwalk, California, 90650, Los Angeles County (“County”), and more particularly described on attached Exhibit “A” (“Land”).

B. Seller desires to sell to Buyer and Buyer desires to buy from Seller the following:

i. The Land and, with respect to the Land only, all of Seller’s interest in all rights, privileges, easements and appurtenances benefiting the Land and/or the Improvements, including Seller’s interest, if any, in all mineral and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and/or the Improvements (the Land, the Improvements and all such rights, privileges, easements and appurtenances are sometimes collectively referred to in this Agreement as the “Real Property“);

ii. All of Seller’s right, title and interest in the building(s), associated parking and landscaped areas and all other improvements located on the Land (“Improvements“);

iii. All of Seller’s right, title and interest as lessor in and to Seller’s lease of the Land and Improvements to Cargill Meat Solutions Corporation, a Delaware corporation pursuant to that certain Amended and Restated Standard Industrial/Commercial Single-Tenant Lease – Net, dated July 2, 2020, which is part of the Due Diligence Items (defined below) (“Cargill Lease”);

iv. All personal property, equipment, supplies and fixtures owned by Seller and located in the Real Property and used in the Real Property’s operation, if any, and all of Seller’s rights in and to warranties given with respect to such property, equipment, supplies and fixtures, if any, and to the extent transferable (“Personal Property“); and

v. To the extent freely assignable, all of Seller’s right, title and interest, if any, in any intangible property used or useful in connection with the foregoing, telephone exchanges, domain names and websites, marketing material (including digital photography), contract rights, goodwill, utility agreements, any plans and specifications and other architectural and engineering drawings, warranties, guaranties, licenses, permits, entitlements, governmental approvals and certificates of occupancy which benefit the Real Property, the Improvements, and/or the Personal Property (“Intangible Personal Property“). The Real Property, the Improvements, the Personal Property, Seller’s interest as lessor under the Cargill Lease and the Intangible Personal Property are sometimes collectively referred to in this Agreement as the “Property.”

C. Before the Due Diligence Deadline, Buyer will have the opportunity to conduct all due diligence with regard to the Property as set forth in Sections 4.1 and 4.2.

AGREEMENT

For good, valuable and sufficient consideration received, Buyer and Seller agree:

1. Purchase and Sale. Seller shall sell to Buyer, and Buyer shall buy from Seller, the Property on the terms and conditions set forth in this Agreement.

2. Purchase Price.

2.1 Purchase Price. Buyer shall pay the Purchase Price as provided in this Section 2.

2.2 Deposit.

2.2.1 Initial Deposit. Within two (2) business days after the Opening of Escrow (defined in Section 3.1), Buyer shall deliver to Escrow Holder the Initial Deposit. The Initial Deposit shall be deposited by Escrow Holder in an interest-bearing account at a federally insured institution as Escrow Holder and Seller deem appropriate and consistent with the timing requirements of this Agreement. Buyer shall provide its Federal Tax Identification Number to Escrow Holder upon the Opening of Escrow. If, by the Due Diligence Deadline, Buyer delivers to Seller and Escrow Holder Buyer’s Approval Notice (defined in Section 4.1.2) and delivers the Additional Deposit (defined in Section 2.2.2) to Escrow Holder, then the Initial Deposit and the Additional Deposit shall become non-refundable except as otherwise provided in this Agreement. If, by the Due Diligence Deadline, Buyer has delivered Buyer’s Disapproval Notice to Seller and Escrow Holder, or has not delivered Buyer’s Approval Notice to Seller and Escrow Holder, then this Agreement shall automatically terminate and the Deposit, together with any and all interest accrued thereon in Escrow, shall be returned to Buyer.

2.2.2 Additional Deposit. If Buyer elects to deliver the Buyer Approval Notice to Seller and Escrow Holder before the Due Diligence Deadline pursuant to Section 4.1.2, then Buyer shall also deliver to Escrow Holder within one (1) business day after the Due Diligence Deadline the Additional Deposit (the Additional Deposit, when made by Buyer, together with the Initial Deposit, shall be collectively referred to in this Agreement as the “Deposit”), and the entire Deposit shall become non-refundable except as otherwise provided in this Agreement.

2.2.3 Interest; Application; Disbursement. All interest on the Deposit accrued in Escrow shall accrue to the benefit of the party receiving the Deposit pursuant to the terms of this Agreement. The Deposit and any and all interest accrued thereon in Escrow shall be: (i) retained in Escrow and applied and credited toward payment of the Purchase Price at the Closing if the Closing occurs; (ii) delivered by Escrow Holder to Seller as liquidated damages pursuant to Section 16.2 if the Closing does not occur by reason of Buyer’s default; or (iii) returned to Buyer if this Agreement is terminated pursuant to a provision of this Agreement which provides for the Deposit to be returned to Buyer.

2.3 Independent Consideration. Notwithstanding anything to the contrary in this Agreement, the sum of One Hundred and No/100 Dollars ($100.00) of Buyer’s Initial Deposit (“Independent Consideration”) shall be paid to Seller from the Initial Deposit, which amount Seller and Buyer have bargained for and agreed to as independent and sufficient consideration for Seller’s execution and delivery of this Agreement. The Independent Consideration is non-refundable and separate consideration from any other payment or deposit required by this Agreement, and Seller shall retain the Independent Consideration upon any termination of this Agreement notwithstanding any other provision of this Agreement to the contrary.

2.4 Cash Balance. By the Closing, Buyer shall deposit with Escrow Holder cash by means of a confirmed wire transfer through the Federal Reserve System or cashier’s check in the amount of the Purchase Price, less the Deposit, plus or minus Buyer’s or Seller’s share of expenses and prorations as described in this Agreement.

3. Escrow and Title.

3.1 Opening of Escrow. Buyer and Seller shall deliver a fully executed copy of this Agreement to Escrow Holder within two (2) business days after the Effective Date, and the date of Escrow Holder’s receipt thereof is referred to in this Agreement as the “Opening of Escrow“. Seller and Buyer shall execute and deliver to Escrow Holder any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and close the transactions contemplated hereby, provided such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement. Such supplementary instructions, together with the escrow instructions set forth in this Agreement, as they may be amended from time to time by Buyer and Seller, shall collectively be referred to in this Agreement as the “Escrow Instructions.” The Escrow Instructions may be amended and supplemented by such standard terms and provisions as the Escrow Holder may request Buyer and Seller to execute; except that in the event of a conflict between any provision of such standard terms and provisions supplied by the Escrow Holder and the Escrow Instructions, the Escrow Instructions shall prevail.

3.2 Closing. The Escrow shall close on the Closing. On the Closing, the Deed (defined in Section 5.1.1) shall be recorded in the County’s official records (“Official Records”).

3.3 Title Insurance. At the Closing, and as a condition thereto, the Title Company shall be prepared to issue to Buyer an extended coverage Owner’s Policy of Title Insurance if Buyer pays the additional premium for extended coverage and if Buyer provides a survey required by the Title Company (“Title Policy”), with liability in the amount of the Purchase Price, showing title to the Property vested in Buyer, free and clear of any Monetary Liens (defined in Section 4.2) and subject only to (i) the preprinted standard exceptions in such Title Policy, and the exceptions approved or deemed approved by Buyer pursuant to Section 4.2, (ii) the Cargill Lease, (iii) non-delinquent real property taxes and special assessments, (iv) any exceptions arising from Buyer’s actions, and (v) any matters which would be disclosed by an accurate survey or physical inspection of the Property (“Permitted Exceptions”). Buyer shall pay the additional premium for extended coverage in excess of a standard policy and any endorsements requested by Buyer. The Due Diligence Deadline and Closing shall not be extended due to Buyer’s Title Policy requirements. Notwithstanding the foregoing, if Buyer elects not to (a) pay for the additional premium for the extended coverage policy, or (b) provide the necessary survey to Title Company, then the Title Policy to be issued on the Closing shall be a standard Owner’s Policy of Title Insurance which may include a general survey exception. Buyer must diligently pursue obtaining the Title Company’s satisfactory commitment to issue the Title Policy before the Due Diligence Deadline. As an additional condition to Buyer’s Closing obligations, the Title Policy shall be in substantially the same form and substance as the proforma title policy issued by Title Company to Buyer on or before the Due Diligence Deadline (if Title Company issues such proforma title policy to Buyer on or before the Due Diligence Deadline).

4. Contingencies; Conditions Precedent to the Closing.

4.1 Buyer’s Review.

4.1.1 Delivery of Due Diligence Materials by Seller. To the extent in Seller’s possession or control, Seller shall deliver and/or make available to Buyer (via the online war room at Box.com (the “Data Site”)) and Buyer’s Representatives (defined below) for inspection any existing environmental studies, soils studies, plans, specifications, maps, surveys and other similar materials relating to the physical and environmental condition of the Property (“Reports”). Seller makes no representations or warranties regarding the accuracy of the Reports or that the Reports are complete copies of the same. All such materials made available by Seller are only for Buyer’s convenience in making its own examination and determination as to whether it wishes to purchase the Property, and, in so doing, Buyer shall rely exclusively upon its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller.

Seller, to the extent within the possession or control of Seller, will make available to Buyer either through delivery or via the Data Site, within five (5) business days after the Effective Date, the Due Diligence Items (defined below). In this Agreement, “Due Diligence Items” means: (a) a current and accurate operating statement for the Property; (b) a true, correct and complete copy of the Cargill Lease (and all amendments thereto) in effect as of the Effective Date; (c) copies of all property management agreements, warranties and service contracts (if any) relating to the Property; (d) copies of the Reports; and (e) a list of any personal property owned by Seller that will be included in the sale of the Property.    If Buyer desires to discuss or otherwise inquire about matters related to the Property with various governmental entities and utilities and the other Due Diligence Items with the tenant under the Cargill Lease and other third parties, then Buyer may contact all necessary third parties, and discuss with such third parties Due Diligence Items; provided Buyer first gives Seller written or telephonic notice and a reasonable opportunity to be present at such contact or discussions at a time and location reasonably convenient to Seller. Notwithstanding the foregoing, Buyer’s obtaining typical diligence from the public records (e.g. historical uses, no violations letters, zoning letters, licenses, permits and certificates of occupancy) shall not require prior notice to Seller.

Between the Effective Date and the Due Diligence Deadline (and if Buyer delivers its Buyer Approval Notice, then until the Closing or earlier termination of this Agreement), Buyer shall have the right to review and investigate the Due Diligence Items, the physical and environmental condition of the Property, the character, quality, value and general utility of the Property, the zoning, land use, environmental and building requirements and restrictions applicable to the Property, the state of title to the Property, Buyer’s ability to obtain any financing that Buyer desires to obtain in connection with Buyer’s purchase of the Property, and any other factors or matters relevant to Buyer’s decision to purchase the Property. Buyer shall provide Seller with at least twenty-four (24) hours prior written notice of its desire to enter upon the Real Property for inspection and/or testing and any such inspections or testing shall be conducted at a time and manner reasonably approved by Seller and to minimize disruption or interference with the Cargill Lease tenant. Any such entry is subject to the consent and cooperation of the Cargill Lease tenant, and Seller will use commercially reasonable efforts to obtain such consent and cooperation. Seller shall have the right to be present at any such inspections or testings. Before conducting any inspections or testing, Buyer or its consultants shall deliver to Seller a certificate of insurance naming Seller as additional insured (on a primary, non-contributing basis) evidencing commercial general liability and property damage insurance with limits of not less than Two Million Dollars ($2,000,000) in the aggregate for liability coverage and not less than One Million Dollars ($1,000,000) in the aggregate for property damage. Notwithstanding the foregoing, Buyer shall not undertake any air sampling or any intrusive or destructive testing of the Property, including a “Phase II” environmental assessment (“Intrusive Tests”), without in each instance first obtaining Seller’s prior written consent thereto, which consent Seller may give or withhold in its sole and absolute discretion. If Seller does not advise Buyer of its disapproval of any proposed Intrusive Tests within two (2) business days after Buyer’s request therefor, then that shall be deemed Seller’s disapproval thereof. Buyer shall restore the Property to substantially its original condition (ordinary wear and tear excepted) immediately after any and all testing and inspections conducted by or on behalf of Buyer, to the extent that condition is altered by such testing and inspections. Buyer shall indemnify, defend, protect and hold harmless Seller and the Property from any and all costs, losses, damages or expenses of any kind or nature to the extent caused by any entry and/or activities upon the Property by Buyer and/or Buyer’s agents, employees, contractors or consultants; provided that such indemnification obligation shall not be applicable to Buyer’s mere discovery of any pre-existing adverse physical condition at the Property nor shall it apply to damage, loss or injury to the extent resulting from the negligence or misconduct of Seller or its agents. Buyer’s indemnification obligations in this Section survives the Closing or any termination of this Agreement.

4.1.2 Approval or Termination. If Buyer, by the Due Diligence Deadline, delivers written notice to Seller and Escrow Holder of Buyer’s approval of the Property (“Buyer’s Approval Notice”), and delivers the Additional Deposit to Escrow Holder within one (1) business day after the Due Diligence Deadline, then Buyer shall be deemed to have approved the Property and the Deposits shall become non-refundable to Buyer except as otherwise provided in this Agreement. If Buyer, by the Due Diligence Deadline, delivers written notice to Seller and Escrow Holder of Buyer’s disapproval of the Property (“Buyer’s Disapproval Notice”), or does not deliver Buyer’s Approval Notice to Seller and Escrow Holder, then Buyer shall be deemed to have disapproved the Property and this Agreement shall automatically terminate and the Deposit and any and all interest accrued thereon in Escrow will be returned to Buyer pursuant to the terms of this Agreement, and, except for Buyer’s and Seller’s obligations under the Agreement which survive termination of the Agreement, Buyer and Seller shall have no further rights or obligations to one another under this Agreement.

4.1.3 Due Diligence Materials. If Buyer does not purchase the Property for any reason other than Seller’s default, then: (a) within five (5) days after the date this Agreement is terminated, Buyer shall return to Seller (or promptly destroy and confirm as much to Seller) all documents, information and other materials supplied by Seller to Buyer; and (b) promptly destroy any inspection reports, studies, surveys, and other reports and/or test results relating to the Property which were developed by Buyer or prepared by Buyer’s consultants (unless required by law to be maintained for some period of time). Buyer’s obligations in this Section survive the termination of this Agreement.

4.2 Title Report and Additional Title Matters. Promptly following the Effective Date, Seller shall cause Title Company to deliver to Buyer a Preliminary Report for the Property (“Title Report”) along with copies of or links to all of the recorded title documents described in the Title Report. Buyer shall have until the date that is ten (10) days before the Due Diligence Deadline (“Title Notice Date”) to provide written notice (“Title Notice”) to Seller and Escrow Holder of any matters shown in the Title Report that are not satisfactory to Buyer. If Seller has not received such written notice from Buyer by the Title Notice Date, that shall be deemed Buyer’s unconditional approval of the condition of title to the Property, except Buyer shall not have to give a Title Notice as to, and Seller shall cause to be removed by the Closing, any and all exceptions referencing deeds of trust, mechanics’ liens relating to work performed before the Closing, judgment liens against Seller, and/or delinquent taxes (“Monetary Liens”); provided that such obligation of Seller shall not relate to, and “Monetary Liens” shall not include, liens created by or at the request of Buyer, or consented to by Buyer in writing. Except as provided in this Section, Seller shall have no obligation to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any title objections. If Buyer timely delivers a Title Notice, then Seller shall deliver, no later than five (5) days after the receipt of such Title Notice, written notice to Buyer and Escrow Holder identifying which disapproved items (other than Monetary Liens) that Seller shall undertake to cure or not cure (“Seller’s Response”). If Seller does not deliver Seller’s Response before such date, then Seller shall be deemed to have elected to not remove or otherwise cure any exceptions disapproved by Buyer. If Seller elects, or is deemed to have elected, not to remove or otherwise cure an exception disapproved in Buyer’s

Title Notice, then Buyer shall have two (2) business days after receipt of Seller’s Response to: (i) deliver Buyer’s Disapproval Notice to Seller and Escrow Holder thereby terminating this Agreement (notwithstanding the fact that the Due Diligence Deadline may have already passed); or (ii) notify Seller that Buyer elects to waive any objections to the Title Report and proceed with the transaction contemplated in this Agreement. If Seller and Escrow Holder have not received written notice from Buyer by the date set forth above, then that shall be deemed Buyer’s approval of Seller’s Response and election to proceed with the Agreement and Escrow; provided that Buyer’s timely delivery of Buyer’s Disapproval Notice in accordance with this Section 4.2 shall be deemed Buyer’s disapproval of the actual or deemed Seller Response. If Seller elects in Seller’s Response to undertake the cure of an item, then such cure shall become a condition precedent to Buyer’s Closing obligations. Except for Monetary Liens, all matters shown in the Title Report with respect to which Buyer does not give a Title Notice by the Title Notice Date shall be deemed to be approved by Buyer.

4.3 Conditions Precedent to Buyer’s Obligations:

4.3.1 Title Policy. By the Closing, Title Company shall have irrevocably committed to issue to Buyer the Title Policy described in Section 3.3.

4.3.2 Tenant Estoppel. By the date which is five (5) business days before the Closing (“Estoppel Delivery Date”), Seller shall have delivered to Buyer an estoppel certificate dated within thirty (30) days prior to the Closing that is signed by the tenant under the Cargill Lease (“Tenant Estoppel”). The Tenant Estoppel shall: (a) be substantially in the form of attached Exhibit “E” (except if the Cargill Lease limits the provisions to be included in an estoppel certificate, then the Tenant Estoppel shall be modified accordingly); and (b) not have been modified in any substantive, adverse manner and shall not disclose any uncured default by either party under the Cargill Lease or disclose a current unresolved dispute between them or disclose a material discrepancy with any of the Due Diligence Items or Seller’s representations and warranties in this Agreement. Seller shall use commercially reasonable good faith efforts to obtain a Tenant Estoppel from the tenant under the Cargill Lease, but Seller shall not be required to exercise, or threaten to exercise, legal or equitable remedies against the tenant under the Cargill Lease. Buyer shall have the right to disapprove the Tenant Estoppel within three (3) business days of Seller’s delivery to Buyer of the executed Tenant Estoppel, to the extent that Tenant Estoppel is modified in any substantive, adverse manner, or discloses any uncured default by the tenant or the landlord under the Cargill Lease, or discloses a current unresolved dispute between that tenant and that landlord, or discloses a material discrepancy with any of the Due Diligence Items or Seller’s representations and warranties in this Agreement, which was not disclosed in any of the Due Diligence Items or otherwise disclosed in writing by Seller to Buyer at least two (2) business days before the Due Diligence Deadline. If the Tenant Estoppel is disapproved by Buyer pursuant to the immediately preceding sentence, then the condition set forth in this Section 4.3.2 is not satisfied. If Seller does not obtain the Tenant Estoppel, then Seller shall not be deemed to be in default under this Agreement so long as Seller has exercised commercially reasonable good faith efforts to obtain the Tenant Estoppel as described above and this condition precedent to Buyer’s Closing obligations shall at Buyer’s option be deemed to have failed.

4.3.3 Seller’s Performance. Seller shall have duly performed in all material respects each and every covenant of Seller hereunder.

4.3.4 Accuracy of Representations and Warranties. On the Closing, all representations and warranties made by Seller in Section 11 shall be true and correct in all material respects as if made on and as of the Closing.

4.3.5 No Adverse Change. There shall be no material adverse change in the condition of the Property since the expiration of the Due Diligence Deadline, except for: (a) any changes caused by or at the request of Buyer; (b) reasonable wear and tear; and (c) matters covered pursuant to Section 13 of this Agreement.

4.3.6 Warranties. The sale of the Property by Seller to Buyer includes the transfer by Seller to Buyer of Seller of all of Seller’s rights in and to warranties given with respect to the Personal Property, if any, and to the extent transferable. If a consent and/or inspection is required in order for Buyer to have the benefit of such warranty upon the Closing, then Seller shall use commercially reasonable efforts (but at no cost to Seller) to obtain such consent and/or inspection. If Seller does not obtain any required consent and/or inspection, then Seller shall not be deemed to be in default under this Agreement so long as Seller has exercised commercially reasonable good faith efforts to obtain such consent or inspection, and at Buyer’s option this condition precedent shall be deemed to have failed.

4.4 Failure of Conditions Precedent to Buyer’s Obligations. Buyer’s obligations with respect to the transactions contemplated by this Agreement are subject to the satisfaction of the conditions precedent to such obligations for Buyer’s benefit set forth in Section 4.3 by the Closing. If Buyer: (i) delivers the Buyer’s Disapproval Notice by Due Diligence Deadline; or (ii) does not give the Buyer’s Approval Notice by the Due Diligence Deadline; or (iii) terminates this Agreement by notice to Seller because of the failure of such condition precedent to be satisfied by the deadline therefor, then Escrow Holder shall return to Buyer the Deposit, plus any interest accrued on the Deposit only while held by Escrow Holder within five (5) business days following Buyer’s delivery of a written termination notice to Seller and Escrow Holder, and except for Buyer’s and Seller’s obligations under this Agreement that survive its termination, Buyer and Seller shall have no further rights or obligations under this Agreement. Seller shall be responsible for any title cancellation charges.

4.5 Conditions Precedent to Seller’s Obligations. The Closing and Seller’s obligations with respect to the transactions contemplated by this Agreement are subject to the timely satisfaction or waiver of the following conditions: Buyer shall have duly performed in all material respects each and every covenant of Buyer hereunder, and Buyer’s representations and warranties set forth in this Agreement shall be true and correct in all respects as of the Closing as if made on and as of the Closing.

5. Deliveries to Escrow Holder.

5.1 Seller’s Deliveries. Seller shall deliver or cause to be delivered to Escrow Holder at least one (1) business day before the Closing the following funds, instruments and documents, the delivery of each of which shall be a condition to the Closing:

5.1.1 Deed. A Grant Deed in the form of attached Exhibit “B” (“Deed”), signed and acknowledged in recordable form by Seller;

5.1.2 Tax Certificate. A Transferor’s Certification of Non-Foreign Status in the form of attached Exhibit “C” (“Tax Certificate”), signed by Seller, as well as a California Form 593-C, signed by Seller;

5.1.3 Assignment of Lease. Two (2) counterparts of the Assignment of Lease in the form of attached Exhibit “D” (“Lease Assignment”), signed by Seller;

5.1.4 Bill of Sale. Two (2) counterparts of a Bill of Sale in the form of attached Exhibit “F” (“Bill of Sale“), signed by Seller;

5.1.5 General Assignment. Two (2) counterparts of a General Assignment in the form of attached Exhibit “G” (“General Assignment”), signed by Seller;

5.1.6 Property Management Agreement. Two (2) counterparts of the Property Management Agreement (defined in Section 21), signed by Seller’s affiliate, Koll Industrial Brokers, Inc., a California corporation;

5.1.7 Tenant Letter. A letter signed by Seller and addressed to the tenant under the Cargill Lease advising the tenant of the sale of the Property to Buyer, the transfer of the tenant’s security deposit to Buyer, and directing that all future rent payments and other charges under the Cargill Lease be forwarded to Buyer at Buyer’s address shown on page 1 of this Agreement unless Buyer provides a different address at least three (3) business days before the Closing (“Tenant Notice Letter”);

5.1.8 Lien Waivers. The lien waiver(s) described in Section 8.8;

5.1.9 Proof of Authority. Such proof of Seller’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and of the power and authority of the individual signing and delivering any documents or certificates on behalf of Seller to act for and bind Seller as is reasonably required by Title Company;

5.1.10 Closing Statement. A closing statement in form and content satisfactory to Buyer and Seller (“Closing Statement”) signed by Seller;

5.1.11 Owner’s Affidavit. Such affidavits, indemnities, resolutions, authorizations, or other company documents or agreements relating to Seller and/or the Property as is reasonably required by the Title Company to issue the Title Policy, including a gap indemnity; and

5.1.12 Other Documents. Such additional documents as Seller and Buyer agree are necessary to consummate the sale of the Property to Buyer or are otherwise required by the Title Company or this Agreement.

5.2 Buyer’s Deliveries. Buyer shall deliver or cause to be delivered to Escrow Holder, at least one (1) business day before the Closing (except as otherwise noticed in 5.2.1), the following funds, instruments and documents, the delivery of each of which shall be a condition to the Closing:

5.2.1 Buyer’s Funds. The balance of the Purchase Price, and such additional funds, if any, necessary to comply with Buyer’s obligations hereunder regarding prorations, credits, costs and expenses, provided, however, such funds shall not be required to be delivered to Escrow Holder until the day of Closing;

5.2.2 Lease Assignment. Two (2) counterparts of the Lease Assignment signed by Buyer;

5.2.3 Bill of Sale. Two (2) counterparts of the Bill of Sale signed by Buyer;

5.2.4 General Assignment. Two (2) counterparts of the General Assignment signed by Buyer;

5.2.5 Property Management Agreement. Two (2) counterparts of the Property Management Agreement (defined in Section 21), signed by Buyer;

5.2.6 Proof of Authority. Such proof of Buyer’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer, as reasonably required by Title Company;

5.2.7 Closing Statement. A Closing Statement in form and content satisfactory to Buyer and Seller signed by Buyer; and

5.2.8 Other Documents. Such additional documents as Seller and Buyer shall agree are necessary to consummate the sale of the Property to Buyer or are otherwise required by the Title Company or this Agreement.

6. Deliveries on Closing. On the Closing, Escrow Holder shall promptly:

6.1 Tax Filings. Cause the Title Company to file the information return for the sale of the Property required by Section 6045 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

6.2 Prorations. Prorate all matters referenced in Section 8 based upon the statement delivered into Escrow signed by Buyer and Seller;

6.3 Recording. Cause the Deed to be recorded in the Official Records;

6.4 Buyer Funds. Disburse from funds deposited by Buyer with Escrow Holder towards payment of all items and costs (including the Purchase Price) chargeable to the account of Buyer pursuant to this Agreement in payment of such items and costs and disburse the balance of such funds, if any, to Buyer;

6.5 Documents to Seller. Deliver to Seller counterpart originals of the Lease Assignment, the Bill of Sale and the General Assignment executed by Buyer and a conformed recorded copy of the recorded Deed;

6.6 Documents to Buyer. Deliver to Buyer an original of the Tax Certificate, and counterpart originals of the Lease Assignment, Bill of Sale and General Assignment as executed by Seller, a conformed recorded copy of the Deed, the lien waiver(s) delivered by Seller pursuant to Section 5.1.8, and, when issued, the Title Policy;

6.7 Title Policy. Direct the Title Company to issue the Title Policy to Buyer;

6.8 Seller Funds. Deduct all items chargeable to the account of Seller pursuant to Section 7. If, as the result of the net prorations and credits pursuant to Section 8, amounts are to be charged to the account of Seller, deduct the total amount of such charges (unless Seller elects to deposit additional funds for such items in Escrow); and if amounts are to be credited to the account of Seller, disburse such amounts to Seller, or in accordance with Seller’s instructions, at Closing. Disburse the Purchase Price to Seller, or as otherwise directed by Seller, promptly upon the Closing in accordance with Seller’s wire transfer instructions;

6.9 Insertion of Dates. With respect to all closing documents delivered to Escrow Holder hereunder, and to the extent necessary, Escrow Holder is authorized to insert into all blanks requiring the insertion of dates the date of the recordation of the Deed or such other date as Escrow Holder may be instructed in writing by Seller and Buyer; and

6.10 Tenant Notice Letters. Deliver the original of the Tenant Notice Letter to Buyer.

7. Costs. Seller shall pay: (i) that portion of the Title Policy premium for standard owner’s coverage; (ii) all documentary transfer taxes assessed by the County and City; (iii) recording fees other than those that are Buyer’s responsibility in this paragraph; (iv) all documentary transfer taxes imposed with respect to the conveyance of the Property; and (v) one-half (1⁄2) of the Escrow Holder’s fee. In addition, Seller shall pay all fees and costs of attorneys and any other consultants and agents retained by Seller. Buyer shall pay through Escrow: (w) recording charges for the Deed and any loan documents required by Buyer; (x) the additional Title Policy premium for extended coverage and any title endorsements requested by Buyer; (y) one-half (1⁄2) of the Escrow Holder’s fee; and (z) all other expenses in connection with the Closing. In addition, Buyer shall pay all costs related to Buyer’s due diligence investigations, and all fees and costs of attorneys and any other consultants and agents retained by Buyer.

8. Prorations. The following prorations between Seller and Buyer shall be made by Escrow Holder computed as of the Closing:

8.1 Ad Valorem Taxes. All real estate and personal property taxes attributable to the Property will be prorated at Closing. Seller shall be charged with all such taxes up to, and including, the Closing. If the applicable tax rate and assessments for the Property have not been established for the year in which Closing occurs, the proration of real estate and/or personal property taxes, as the case may be, will be based upon the rate and assessments for the preceding year. All taxes imposed because of a change of use of the Property (which change of use occurs with Buyer’s consent or after Closing) will be paid by Buyer.

8.2 Excise, Transfer and Sales Taxes. Buyer will be responsible for the payment of all excise, transfer and use taxes imposed with respect to the conveyance of any personal property contemplated by this Agreement and shall indemnify, defend, protect and hold harmless Seller from the payment of such taxes.

8.3 Rents. All non-delinquent rents (including all accrued tax, utility, insurance and operating expense pass-throughs), charges and revenue of any kind actually received from the Cargill Lease for the month of Closing will be prorated at Closing. Seller will receive all rents (including all accrued tax, utility and operating expense pass-throughs), charges and other revenue of any kind received from the Cargill Lease up to, but not including, the Closing. No proration will be made with respect to any delinquent rents of any kind receivable from the Cargill Lease for any period before Closing. All amounts collected by Buyer subsequent to Closing relating to delinquent rents will be promptly remitted to Seller; provided that all rents received by Buyer after Closing will be applied first to the rental period in which the Closing occurred, second to any current rental period following the Closing and third to satisfy delinquent rental obligations for any period before Closing not prorated at Closing. Seller will retain all ownership rights relating to any such delinquent rents, however in no event may Seller take any action against the tenant under the Cargill Lease or any other person liable for such delinquent rents. In consideration for such waiver by Seller, Buyer covenants for a period of four (4) months to include in its regular monthly billing to the tenant under the Cargill Lease a request for payment of any delinquent amounts owing to Seller. Notwithstanding the foregoing, if any of such operating expenses and other charges and expenses are payable by the tenant under the Cargill Lease (collectively, the “Tenant Charges“) on an estimated basis, then the Tenant Charges shall be reconciled against actual charges and expenses as of and at the Closing, to the extent then possible, and Seller shall provide a proposed reconciliation for Buyer’s approval. Seller shall have a period of ninety (90) days following the Closing to provide Buyer with a final reconciliation of Tenant Charges (including all backup and supporting evidence of actual costs versus estimated payment received from the tenant). If the final reconciliation shows that Seller owes Buyer additional sums, Seller shall deliver such amount to Buyer within ten (10) days after the delivery of the final reconciliation of the Tenant Charges. If the final reconciliation shows that the tenant under the Cargill Lease owes Seller additional sums, Buyer shall pay such amount to Seller within ten (10) days after Buyer’s receipt of such amounts from the tenant under the Cargill Lease. Other than as set forth above, there shall not be any further reconciliation of such Tenant Charges after the final reconciliation thereof, the proration of such Tenant Charges pursuant to the final reconciliation being conclusively presumed to be accurate. After the Closing but subject to the foregoing obligations of Seller and Buyer, Buyer shall be solely liable and responsible to the tenant under the Cargill Lease for such reconciliation of Tenant Charges under the Cargill Lease. The foregoing covenants made by Buyer and Seller with respect to the final reconciliation of the Tenant Charges survives the Closing.

8.4 Security Deposit. Buyer shall be credited and Seller shall be charged with the amount of the security deposit then held by Seller under the Cargill Lease.

8.5 Operating Expenses. Any expenses incurred in operating the Property that Seller pays and that are not paid by the Cargill Lease tenant on an estimated or other basis, and any other costs incurred in the ordinary course of business or the operation of the Property (but not property management fees) not so paid or reimbursed by that tenant, shall be prorated on an accrual basis. Seller shall pay all such expenses that accrue before the Closing and Buyer shall pay all such expenses accruing on the Closing and thereafter. Seller and Buyer shall obtain billings and meter readings as of the Closing to aid in such prorations.

8.6 Leasing Costs. If the Closing occurs, Seller shall be responsible and shall pay for the costs, if any, of tenant improvement work or allowances, third-party leasing commissions, reasonable attorneys’ fees, rent abatements and other leasing costs relating to the current term of the Cargill Lease.

8.7 Free Rent Credit. At Closing, Buyer shall receive a credit against the Purchase Price in the amount of all “Abated Rent” (as defined in Section 1.6 of the Cargill Lease) that accrues from and after Closing under the Cargill Lease.

8.8 Tenant Improvements. From the Effective Date until the Closing or earlier termination of this Agreement, Seller will continue performing at Seller’s cost the Landlord’s Work (as defined in and in accordance with Section 2.2 of the Cargill Lease and as described in Exhibit “B” attached thereto). Buyer has received from Seller a schedule for the completion of the Landlord’s Work as part of the Due Diligence Items. To the extent the Landlord’s Work is not completed by the Closing, Buyer shall become responsible for completing and paying for the remaining Landlord’s Work and at Closing Buyer shall receive a credit against the Purchase Price for one hundred forty percent (140%) of the costs of the Landlord’s Work that remains to be performed after the Closing, as reasonably agreed upon in writing by Seller and Buyer before the Closing. After the Closing, Buyer shall, within thirty (30) days after completion of all of the Landlord’s Work, deliver to Seller reasonable proof of the costs of the portion of the Landlord’s Work incurred and paid by Buyer, and reasonable proof of Buyer’s payment of those costs, and to the extent those costs are less than the amount of the credit against the Purchase Price described in this Section 8.8, Buyer shall concurrently pay to Seller the amount of the difference, and to the extent those costs are more than the amount of such credit, Seller shall pay to Buyer the amount of the difference within thirty (30) days after Seller’s receipt from Buyer of the items described in this sentence. Upon the Closing, Seller shall obtain and deliver to Buyer through Escrow lien waivers dated as of the Closing from all contractors that are performing the Landlord’s Work for their charges for such work through the date of the Closing.

8.9 Closing Statement; Final Adjustment. At least five (5) business days before the Closing, Buyer and Seller shall agree on all of the prorations to be made and submit a statement to Escrow Holder setting forth the same. If any prorations, apportionments or computations made under this Section 8 shall require final adjustment, then Buyer and Seller shall make the appropriate adjustments promptly when accurate information becomes available and either Buyer or Seller shall be entitled to an adjustment to correct the same. Any corrected adjustment or proration shall be paid in cash to the party entitled thereto. This Section 8 survives the Closing.

9. Covenants of Seller.

9.1 Contracts. From the Effective Date through two (2) business days prior to the Due Diligence Deadline: (i) Seller will keep Buyer informed (including copies) of any new contract or amendments or extensions of existing contracts, which by its terms cannot be terminated by the Closing (collectively, “New Contracts“); and (ii) Buyer shall have no right to object or consent to any New Contracts. After two (2) business days prior to the Due Diligence Deadline, and continuing until the Closing (provided the Agreement is not terminated), Seller will not enter into any New Contracts without Buyer’s prior written consent, which consent may be withheld in Buyer’s sole discretion.

9.2 The Cargill Lease. From the Effective Date through two (2) business days prior to the Due Diligence Deadline: (i) Seller will keep Buyer informed (including copies) of any amendments to the Cargill Lease that will affect the economics, landlord obligations, use, operation or enjoyment of the Property after Closing (collectively, “Lease Amendments“); and (ii) Buyer shall have no right to object or consent to the terms or conditions of any such Lease Amendments. After two (2) business days prior to the Due Diligence Deadline, and continuing until the Closing (provided the Agreement has not been terminated), Seller will not enter into any Lease Amendments without Buyer’s prior written consent, which consent may be withheld in Buyer’s sole discretion.

9.3 Operation in the Ordinary Course. Subject to Sections 9.1 and 9.2, from the Effective Date until the Closing, Seller shall: (i) operate and manage the Property in the ordinary course and consistent with Seller’s past practices; (ii) maintain all present services and amenities; (iii) maintain the Property in good condition, repair and working order, reasonable wear and tear excepted (but Seller shall not be required to make capital improvements); and (iv) perform when due, and otherwise comply with, all of Seller’s obligations and duties under the Cargill Lease. None of the Personal Property shall be removed from the Real Property, unless replaced by unencumbered personal property of equal or greater utility and value. All Personal Property and Intangible Personal Property shall be conveyed to Buyer by Seller at the Closing free from any liens, encumbrances or security interests of any kind or nature other than the Permitted Exceptions.

9.4 Exclusivity. From the Effective Date until the Closing or earlier termination of this Agreement, Seller will have no further dealings or negotiations with any third parties concerning the Property, and Seller will not market or solicit bids to acquire the Property or accept back-up offers or execute letters of intent concerning the Property.

10. AS-IS Sale and Purchase. By its initials as set forth below, Buyer acknowledges this Section 10 has been required by Seller as a material inducement to enter into the contemplated transactions, and the intent and effect of this Section has been explained to Buyer by Buyer’s counsel and is understood and agreed to by Buyer.

10.1 Buyer’s Acknowledgment. As a material inducement to Seller to enter into this Agreement and to convey the Property to Buyer:

10.1.1 AS-IS. Except as otherwise set forth in this Agreement, and subject to Seller’s representations and warranties set forth in this Agreement, Buyer is purchasing the Property in its existing condition, “AS-IS, WHERE-IS, WITH ALL FAULTS,” and on the Closing has made or has waived all inspections and investigations of the Property and its vicinity which Buyer believes are necessary to protect its own interest in and its contemplated use of the Property.

Buyer’s Initials

10.1.2 No Representations. Other than the representations and warranties of Seller in this Agreement, neither Seller, nor any person or entity acting by or on behalf of Seller, nor any member, partner, officer, director, employee, agent, affiliate, successor or assign of Seller (“Seller Parties”), has made any representation, warranty, inducement, promise, agreement, assurance or statement, oral or written, of any kind to Buyer upon which Buyer is relying, or in connection with which Buyer has made or will make any decisions concerning the Property or its vicinity including its use, condition, value, compliance with “Governmental Regulations,” existence or absence of Hazardous Substances, or the permissibility, feasibility, or convertibility of all or any portion of the Property for any particular use or purpose, including its present or future prospects for sale, lease, development, occupancy or suitability as security for financing. In this Agreement: (a) “Governmental Regulations” means any laws (including Environmental Laws), ordinances, rules, requirements, resolutions, policy statements and regulations (including those relating to land use, subdivision, zoning, Hazardous Substances, occupational health and safety, handicapped access, water, earthquake hazard reduction, and building and fire codes) of any governmental or quasi-governmental body or agency having jurisdiction over the Property; (b) “Environmental Laws” means all federal, state and local laws, ordinances, rules and regulations now or hereafter in force, as amended from time to time, and all federal and state court decisions, consent decrees and orders interpreting or enforcing any of the foregoing, in any way relating to or regulating human health or safety, or industrial hygiene or environmental conditions, or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater, and includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., and the Clean Water Act, 33 U.S.C. § 1251, et seq.; and (c) “Hazardous Substances” means any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant, or words of similar import, in any Environmental Laws, and includes asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum-based products and petroleum additives and derived substances, lead-based paint, mold, fungi or bacterial matter, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity.

Buyer’s Initials

10.1.3 No Implied Warranties. Except for Seller’s representations and warranties in this Agreement, Buyer disclaims: (a) all warranties implied by law arising out of or with respect to the execution of this Agreement, any aspect of the Property, or the performance of Seller’s obligations hereunder including all implied warranties of merchantability, habitability and/or fitness for a particular purpose; and (b) any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning: (i) the nature and condition of the Property or other items conveyed hereunder, including the water, soil, and geology, the suitability thereof and of the Property or other items conveyed hereunder for any and all activities and uses which Buyer may elect to conduct thereon, the existence of any environmental hazards or conditions thereon (including the presence of asbestos or other Hazardous Substances) or compliance with applicable Environmental Laws; (ii) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, condition or otherwise; and (iii) the compliance of the Property or other items conveyed hereunder or its operation with any Governmental Regulations.

Buyer’s Initials

10.1.4 Information Supplied by Seller. Except as may be contained in this Agreement, Seller has made no representation or warranty of any nature concerning the accuracy or completeness of any documents delivered or made available for inspection by Seller to Buyer, including the Due Diligence Items, and Buyer has undertaken such inspections of the Property as Buyer deems necessary and appropriate and Buyer is relying solely on such investigations and not on any of the Due Diligence Items or any other information provided to Buyer by or on behalf of Seller. As to the Due Diligence Items, they have been prepared by third parties with whom Buyer has no privity, and no warranty or representation, express or implied, has been made, or shall be deemed to have been made, to Buyer with respect thereto, either by the Seller Parties or any third parties that prepared the same.

Buyer’s Initials

10.1.5 RELEASE. AS OF THE CLOSING, BUYER AND THE BUYER PARTIES FULLY AND IRREVOCABLY RELEASE SELLER AND ALL SELLER PARTIES FROM ANY AND ALL CLAIMS THAT THE BUYER PARTIES MAY HAVE OR THEREAFTER ACQUIRE AGAINST SELLER AND/OR ANY SELLER PARTIES FOR ANY COST, LOSS, LIABILITY, DAMAGE, EXPENSE, DEMAND, ACTION OR CAUSE OF ACTION (“CLAIMS“) ARISING FROM OR RELATED TO ANY MATTER OF ANY NATURE RELATING TO, AND CONDITION OF, THE PROPERTY INCLUDING ANY LATENT OR PATENT CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS, COMPLIANCE WITH LAW MATTERS, HAZARDOUS SUBSTANCES AND OTHER ENVIRONMENTAL MATTERS WITHIN, UNDER OR UPON, OR IN THE VICINITY OF THE PROPERTY, ANY STATUTORY OR COMMON LAW RIGHT BUYER MAY HAVE TO RECEIVE DISCLOSURES FROM SELLER, INCLUDING ANY DISCLOSURES AS TO THE PROPERTY’S LOCATION WITHIN AREAS DESIGNATED AS SUBJECT TO FLOODING, FIRE, SEISMIC OR EARTHQUAKE RISKS BY ANY FEDERAL, STATE OR LOCAL ENTITY, THE NEED TO OBTAIN FLOOD INSURANCE, THE CERTIFICATION OF WATER HEATER BRACING AND/OR THE ADVISABILITY OF OBTAINING TITLE INSURANCE, OR ANY OTHER CONDITION OR CIRCUMSTANCE AFFECTING THE PROPERTY, ITS FINANCIAL VIABILITY, USE OR OPERATION, OR ANY PORTION THEREOF. THIS RELEASE INCLUDES CLAIMS OF WHICH BUYER IS PRESENTLY UNAWARE OR WHICH

BUYER DOES NOT PRESENTLY SUSPECT TO EXIST IN ITS FAVOR WHICH, IF KNOWN BY BUYER, WOULD MATERIALLY AFFECT BUYER’S RELEASE OF SELLER AND ALL SELLER PARTIES. IN CONNECTION WITH THE GENERAL RELEASE SET FORTH IN THIS SECTION 10.1.5, BUYER WAIVES CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR THE RELEASED PARTY.”

BUYER’S INITIALS

THE ABOVE RELEASE IS NOT INTENDED TO AND DOES NOT COVER, IN EACH CASE TO THE EXTENT THE SAME WAS NOT ACTUALLY KNOWN BY BUYER BY THE CLOSING: (I) ANY CLAIMS ARISING DURING THE SURVIVAL PERIOD (DEFINED BELOW) FROM A BREACH OF ANY OF SELLER’S REPRESENTATIONS OR WARRANTIES IN THIS AGREEMENT; OR (II) ANY OTHER BREACH BY SELLER OF AN OBLIGATION OF SELLER IN THIS AGREEMENT.

10.1.6 Natural Hazard Disclosure. Because Seller may be required to disclose if the Real Property lies within the following natural hazard areas or zones: (i) a special flood hazard area designated by the Federal Emergency Management Agency (California Civil Code Section 1102.17); (ii) an area of potential flooding (California Government Code Section 8589.4); (iii) a very high fire hazard severity zone (California Government Code Section 51183.5); (iv) a wild land area that may contain substantial forest fire risks and hazards (Public Resources Code Section 4136); (v) an earthquake fault zone (Public Resources Code Section 2621.9); or (vi) a seismic hazard zone (Public Resources Code Section 2694), Seller has engaged or will engage the services of Escrow Holder (which, in such capacity, is herein called “Natural Hazard Expert“) to examine the maps and other information made available to the public by government agencies for the purposes of enabling Seller to fulfill its disclosure obligations, if and to the extent such obligations exist, with respect to the natural hazards referred to in California Civil Code Section 1102.6c(a) and to report the result of its examination to Buyer and Seller in writing. The written report prepared by the Natural Hazard Expert regarding the results of its full examination fully and completely discharges Seller from its disclosure obligations referred to herein, if and to the extent any such obligations exist, and, for the purpose of this Agreement, the provisions of Civil Code Section 1102.4 regarding non-liability of Seller for errors or omissions not within its personal knowledge shall be deemed to apply and the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above.

11. Seller’s Representations and Warranties. Seller represents and warrants to Buyer as of the Effective Date, and as of the Closing, subject to Section 11.7:

11.1 Formation; Authority. Seller is duly formed, validly existing, and in good standing under laws of the state of California. Seller has full power and authority to enter into this Agreement and to perform this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained. All requisite action has been taken by Seller in connection with the entering into of this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. Each individual executing this Agreement and the instruments referenced herein on behalf of Seller has the legal power, right and actual authority to bind Seller to this Agreement and those instruments.

11.2 Leases; Contracts. Other than the Cargill Lease and any Lease Amendments entered into in accordance with this Agreement, Seller is not a party to any, and to Seller’s knowledge there are no other, subleases, leases, licenses or other occupancy agreements in effect with respect to the leasing or occupancy of the Property. The Cargill Lease and all Lease Amendments thereto delivered to Buyer (or made available via the Data Site) pursuant to this Agreement are true, correct and complete. Except as may be disclosed in the Due Diligence Items: (a) to Seller’s knowledge, Seller is not in default under the Cargill Lease (including any Lease Amendments entered into in accordance with this Agreement); (b) Seller has received no written notice of any such Seller default under the Cargill Lease; and (c) Seller does not claim, and Seller does not have any knowledge, that the tenant under the Cargill Lease is in default under the Cargill Lease. No amounts remain due and owing to the tenant under the Cargill Lease or any third parties in connection with the Cargill Lease, including, without limitation, tenant improvement allowances, rent abatement (except for the “Abated Rent” as defined in Section 1.6 of the Cargill Lease) and inducement concessions and brokerage commissions. There are no brokerage commission agreements relating to the Property or the Cargill Lease that will be binding on Buyer or the Property after Closing. There is no contract to which Seller is a party that will bind the Property after Closing except for New Contracts entered into in accordance with this Agreement, the contracts contained in the Due Diligence Items or as set forth in the Title Report, or which cannot be terminated on less than 30 days’ notice. To Seller’s knowledge, Seller is not in default under any such contracts to which it is a party. The copies of the Contracts delivered to Buyer (or made available via the Data Site) pursuant to this Agreement are true, correct and complete.

11.3 Code Compliance; Private Restrictions. Except as otherwise disclosed in the Due Diligence Items, Seller has not received any written notice from any governmental agency or third party that the Property or any condition existing thereon or any present use thereof violates any law or regulations or private restrictions applicable to the Property.

11.4 Litigation. Except as otherwise disclosed in the Due Diligence Items, Seller has not been served with any litigation, arbitration or other legal or administrative suit, action, proceeding or investigation of any kind involving Seller relating to the Property or any part thereof, including any condemnation action relating to the Property or any party thereof, and to Seller’s knowledge there is no litigation, arbitration or other legal or administrative suit, action, proceeding or investigation of any kind pending or threatened in writing against or involving Seller relating to the Property or any part thereof, including any condemnation action relating to the Property or any part thereof.

11.5 Hazardous Substances. Seller has not: (a) caused or authorized the presence, placement, generation, transportation, storage, release, treatment or disposal within or in the area of the Property of any Hazardous Substances in violation of any law, ordinance, rule or regulation; and (b) received from any governmental authority any written notice relating to the presence, placement, generation, transportation, storage, release, treatment or disposal within the Property of any Hazardous Materials. In addition, to Seller’s knowledge, and except as otherwise disclosed in the Due Diligence Items or any other information delivered to Buyer: (x) there presently are not any Hazardous Substances, or storage tanks (including underground storage tanks), within the Property in violation of any applicable law, ordinance, rule or regulation; and (y) there is no pending or threatened litigation, proceedings or investigations before any governmental entity or agency in which the presence, placement, generation, transportation, storage, release, treatment or disposal within the Property of any Hazardous Substances has been alleged.

11.6 Foreign Person. Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

11.7 Government Lists; Anti-Bribery. Neither Seller nor its partners, members, officers, directors, investors, or shareholders, nor any of their respective affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations, or narcotics traffickers, including those persons or entities designated as a Specially Designated National pursuant to Executive Order 13224 of the President of the United States, dated September 23, 2001 (“Executive Order“), as amended, or that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time (“Government Lists“), provided that the preceding representation shall not apply to Seller’s shareholders if Seller is a publicly traded company. Neither Seller, nor any person controlling or controlled by Seller, is a country, territory, individual, or entity named on a Government List, and, to Seller’s actual knowledge, the monies used in connection with this Agreement and amounts committed with respect to this Agreement were not and are not derived from any activities that contravene any applicable anti-money-laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country, or territory on a Government List or engaged in any unlawful activity defined under 18 USC §1956(c)(7)).

11.8 Due Diligence Items. The Due Diligence Items delivered to Buyer by Seller or made available on the Data Site by Seller are the same Due Diligence Items upon which Seller has relied in the ordinary course of business.

11.9 ERISA. Seller is not an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), which is subject to Section 4975 of the Code. The assets of Seller do not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code. Seller is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and assets of Seller do not constitute plan assets of one or more such plans. The transactions contemplated hereunder involving Seller are not in violation of state statutes applicable to Seller’s regulating investments of and fiduciary obligations with respect to governmental plans. The performance or discharge of Seller’s obligations hereunder shall not contravene any requirements of any applicable provisions of the Code, ERISA or other applicable law.

11.10 Knowledge Party. Seller’s Representative has substantive knowledge of Seller’s representations and warranties set forth in this Agreement and the operations and maintenance of the Property.

11.11 Subsequent Changes. If Seller obtains actual knowledge during the Escrow of any fact or circumstance which would materially and adversely change one of its foregoing representations or warranties, then Seller will immediately give notice of such changed fact or circumstance to Buyer. Upon Buyer obtaining actual knowledge before the Closing of any fact which would materially and adversely change any of the representations or warranties contained herein or would otherwise constitute a breach thereof by Seller, Buyer, as its sole remedy, shall have the option of: (i) waiving the breach of warranty or change, and proceeding with the Closing; or (ii) terminating this Agreement, in which event the Deposit and any other funds deposited by Buyer into the Escrow and any and all interest earned thereon in Escrow shall be returned to Buyer. Any such election shall be made by Buyer not later than five (5) business days from Buyer obtaining actual knowledge of such fact. If Buyer does not so elect to terminate this Agreement pursuant to this Section 11.8, then Buyer shall be deemed to have: (a) elected to waive its rights to terminate this Agreement pursuant to this Section 11.8; (b) elected to acquire the Property on the terms set forth in this Agreement; and (c) waived all rights and remedies with respect to any representations or warranties resulting from the facts or circumstances disclosed by Seller in its notice to Buyer.

11.12 Seller’s Knowledge. Whenever the phrase “to Seller’s knowledge” is used in this Agreement, it will be deemed to refer exclusively to matters within the current actual (as opposed to constructive) knowledge of the Seller’s Representative. No duty of inquiry or investigation on the part of Seller or Seller’s Representative will be required or implied by the making of any representation or warranty which is so limited to matters within Seller’s actual knowledge, and in no event shall Seller’s Representative have any personal liability therefor.

11.13 Survival. All of Seller’s representations and warranties in this Agreement will survive Closing for a period of six (6) months (“Survival Period”). No claim for a breach of any representation or warranty of Seller will be actionable or payable if: (i) Buyer does not notify Seller in writing of such breach and commence a “legal action” thereon within the Survival Period; or (ii) the breach in question results from or is based on a condition, state of facts or other matter which was actually known to Buyer before the Closing (without limiting the foregoing, Buyer shall be deemed to know of all matters contained or disclosed in any Due Diligence Items provided or made available by Seller and located via the Data Site).

12. Buyer’s Representations and Warranties.

12.1 Formation; Authority. Buyer represents and warrants that: (a) Buyer is duly formed, validly existing and in good standing under the laws of the state of its formation, is qualified to transact business in the State of California, and is in good standing under California law; (b) Buyer has full power and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby; (c) all requisite action has been taken by Buyer in connection with the entering into this Agreement and the instruments referenced herein, and the consummation of the transactions contemplated hereby; and (d) each individual executing this Agreement and the instruments referenced herein on behalf of Buyer has the legal power, right and actual authority to bind Buyer to this Agreement and those instruments.

12.2 Government Lists; Anti-Bribery. Buyer represents and warrants that: (a) neither Buyer nor its partners, members, officers, directors, investors, or shareholders, nor any of their respective affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations, or narcotics traffickers, including those persons or entities designated as a Specially Designated National pursuant to the Executive Order, or that appear on the Annex to the Executive Order, or are included on any relevant Government Lists provided that the preceding representation shall not apply to Buyer’s shareholders if Buyer is a publicly traded company; and (b) neither Buyer, nor any person controlling or controlled by Buyer, is a country, territory, individual, or entity named on a Government List, and, to Buyer’s actual knowledge, the monies used in connection with this Agreement and amounts committed with respect to this Agreement were not and are not derived from any activities that contravene any applicable anti-money-laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country, or territory on a Government List or engaged in any unlawful activity defined under 18 USC §1956(c)(7)).

13. Casualty and Condemnation.

13.1 Material Casualty. If before the Closing the Real Property, or any material portion thereof, is destroyed or materially damaged, or if the tenant under the Cargill Lease is permitted to terminate the Cargill Lease or abate its rent as a result of such damage, or if there occurs a non-material casualty that is uninsured and Seller is unwilling to credit Buyer the amount of such uninsured loss, then Buyer shall have the right, exercisable by giving written notice to Seller within ten (10) days after Buyer’s receipt of written notice of such damage or destruction, to terminate this Agreement in which event the Deposit and any and all interest accrued thereon in Escrow shall be immediately returned to Buyer, any other money or documents in Escrow shall be returned to the party depositing the same. If Buyer does not exercise such termination right, Buyer shall proceed to Closing and accept the Real Property in its then condition and proceed with the consummation of the transaction contemplated by this Agreement, with an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage, and receive an assignment of all of Seller’s rights to any insurance proceeds payable by reason of such damage or destruction and Seller shall not compromise, settle or adjust any claims to such proceeds without Buyer’s prior written consent.

13.2 Non-Material Casualty. If before the Closing there is any non-material damage to the Real Property, or any part thereof, then Seller shall notify Buyer in writing of such fact and Buyer shall thereafter accept the Real Property in its then condition, and proceed with the transaction contemplated by this Agreement and Buyer shall receive an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage as well as any uninsured loss, and Seller shall assign to Buyer all of Seller’s rights to any insurance proceeds payable by reason of such damage or destruction. Seller shall not compromise, settle or adjust any claims to such proceeds without Buyer’s prior written consent.

13.3 Material Condemnation. If Before the Closing, all or any material portion of the Real Property is subject to a taking by a public or governmental authority, or if the tenant under the Cargill Lease is permitted to terminate the Cargill Lease or abate its rent as a result of such condemnation, or if such condemnation touches or concerns any Improvements or permanently and adversely affects any access to the Property, or if as a result of such condemnation the Property would be rendered legal non-conforming, then Buyer shall have the right, exercisable by giving written notice to Seller within ten (10) days after receiving written notice of such taking, either (i) to terminate this Agreement, in which event the Deposit and any and all interest accrued thereon in Escrow shall be immediately returned to Buyer, any other money or documents in Escrow shall be returned to the party depositing the same, or (ii) to accept the Real Property in its then condition, without a reduction in the Purchase Price, and to receive an assignment of all of Seller’s rights to any condemnation award or proceeds payable by reason of such taking. If Buyer elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such award without Buyer’s prior written consent.

13.4 Non-Material Condemnation. If before the Closing, any non-material portion of the Real Property is subject to a taking by any public or governmental authority, then Buyer shall accept the Real Property in its then condition and proceed with the consummation of the transaction contemplated by this Agreement, in which event Buyer shall be entitled to an assignment of all of Seller’s rights to any award or proceeds payable in connection with such taking. Upon any such non-material taking, Seller shall not compromise, settle or adjust any claims to such award without Buyer’s prior written consent.

13.5 Materiality Standard. For purposes of this Section 13, damage to the Real Property or a taking of a portion thereof shall be deemed to involve a material portion thereof if: (i) the estimated cost of restoration or repair, as estimated by Buyer and Seller in their reasonable discretion, of such damage shall exceed Three Hundred Thousand Dollars ($300,000.00), or (ii) the amount of the condemnation award with respect to such taking shall exceed Three Hundred Thousand Dollars ($300,000.00).

13.6 Notice of Taking or Casualty. Seller shall give Buyer prompt written notice on Seller learning of any taking of, proposed taking of, damage to, or destruction of, the Real Property.

14. Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered (including by means of professional messenger service or reputable air express service utilizing receipts (i.e., overnight delivery service)), or sent by email transmittal (except that in the case of e-mail transmittal, the sender of such communication shall send a copy of such communication to the appropriate parties within one (1) business day of such e-mail transmittal by either personal delivery or reputable air express service), and shall be deemed received upon the date of receipt thereof if received before 5:00 p.m. Pacific time, and if not so received, shall be deemed received upon the following business day.

To Seller: 13034 EXCELSIOR, LLC

c/o The Koll Company

17755 Sky Park East, Suite 100

Newport Beach, CA 92660

Email: LanniS@koll.com

Attention: Mr. Scott Lanni

Telephone: (949) 655-6810

With copy to: Green, Steel & Albrecht, LLP

19800 MacArthur Blvd., Suite 1000

Irvine, CA 92612

Attention: William L. Steel, Esq.

Email: bsteel@gsaattorneys.com

Telephone: (949) 263-0004

Facsimile: (949) 263-0005

To Buyer:     At Buyer’s Notice Addresses in the Summary of Basic Terms.

To Escrow Holder: At Escrow Holder’s Address in the Summary of Basic Terms.

Notice of change of address shall be given by notice in the manner described in this Section 14.

15. Broker Commissions. Buyer and Seller each represent and warrant to the other that no party has been engaged by it as a broker, agent or finder, licensed or otherwise, in connection with the transaction contemplated by this Agreement, other than Broker, whose commission Escrow Holder shall pay on behalf of Seller out of funds held for the account of Seller upon the Closing pursuant to a separate written agreement between Seller and Broker if and only if Escrow closes. If any other claim is made for a commission or finder’s fee in connection with the transaction contemplated by this Agreement, then the party upon whose alleged statement, representation or agreement that claim arises shall indemnify, defend, protect and hold harmless the other party from and against all liability, damage and cost (including attorneys’ fees) the other party incurs as a result thereof. This Section survives the Closing or termination of this Agreement.

16. Default.

16.1 Default by Seller. If Seller does not perform any of its material covenants or agreements in this Agreement, then Buyer may, at its option and as its exclusive remedy, either (i) terminate this Agreement by giving written notice of termination to Seller whereupon Escrow Holder will return to Buyer the Deposit and any and all interest accrued thereon in Escrow and both Buyer and Seller will be relieved of any further obligations or liabilities hereunder, except for those obligations which survive any termination of this Agreement, or (ii) Buyer may seek specific performance of this Agreement. If Buyer elects the remedy in subsection (i) above, Seller shall also be obligated to reimburse Buyer within ten (10) business days of written demand for all third party out of pocket costs and expenses, and actual damages, incurred by Buyer in connection with this Agreement and the pursuit of the contemplated purchase of the Property, in an amount not to exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate. In this regard, Buyer’s demand shall include reasonable supporting documentation (e.g., invoices) as to those costs and expenses for which Buyer seeks reimbursement from Seller. If Buyer elects the remedy in subsection (ii) above, Buyer must commence and file such specific performance action in the appropriate court not later than sixty (60) days following the scheduled Closing. Except as set forth in this Section 16.1, Buyer waives any right to pursue any other remedy at law or equity for such default of Seller, including any right to seek, claim or obtain punitive, consequential or other damages.

16.2 Default by Buyer. IF THE CLOSING DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY DEFAULT OF BUYER IN ITS CLOSING OBLIGATIONS AND PROVIDED SELLER IS NOT OTHERWISE IN DEFAULT, THEN BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE, BUYER AND SELLER AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IF BUYER DEFAULTS AND DOES NOT COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE AN AMOUNT EQUAL TO THE DEPOSIT, TOGETHER WITH THE INTEREST ACCRUED THEREON IN ESCROW; AND, AS SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), SAID AMOUNT SHALL BE DISBURSED TO SELLER AS THE FULL, AGREED AND LIQUIDATED DAMAGES FOR A BREACH OF THIS AGREEMENT BY BUYER WHICH RESULTS IN THE CLOSING NOT OCCURRING. SUCH PAYMENT OF THE DEPOSIT IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. NOTHING IN THIS SECTION SHALL LIMIT SELLER’S RIGHT TO RECEIVE REIMBURSEMENT FOR COSTS AND EXPENSES PURSUANT TO SECTION 18.5, OR WAIVE OR AFFECT BUYER’S INDEMNITY OBLIGATIONS. IF SELLER TERMINATES THIS AGREEMENT PURSUANT TO A RIGHT GIVEN TO IT HEREUNDER AND BUYER TAKES ANY ACTION WHICH INTERFERES WITH SELLER’S ABILITY TO SELL, EXCHANGE, TRANSFER, LEASE, DISPOSE OF OR FINANCE THE PROPERTY OR TAKE ANY OTHER ACTIONS WITH RESPECT THERETO (INCLUDING THE FILING OF ANY LIS PENDENS OR OTHER FORM OF ATTACHMENT AGAINST THE PROPERTY), THEN THE NAMED BUYER (AND ANY TRANSFEREE OR ASSIGNEE OF BUYER’S INTEREST HEREUNDER) SHALL BE LIABLE FOR ALL LOSS, COST, DAMAGE, LIABILITY OR EXPENSE (INCLUDING REASONABLE ATTORNEYS’ FEES, COURT COSTS AND DISBURSEMENTS AND CONSEQUENTIAL DAMAGES) INCURRED BY SELLER BY REASON OF SUCH ACTION TO CONTEST BY BUYER.

/s/ GY	/s/ JG
SELLER’S INITIALS	BUYER’S INITIALS

16.3 Indemnities; Defaults after Closing or Termination. The limitations on Buyer’s and Seller’s remedies in Sections 16.1 and 16.2 will not be deemed to prohibit either Buyer or Seller from (i) seeking indemnification from the other party for any matter with respect to which that other party has agreed hereunder to provide indemnification or from seeking damages from that other party if it does not provide such indemnification; (ii) subject to the terms, conditions and limitations of this Agreement, seeking damages incurred during the period of time after Closing that a representation or warranty by the other party hereunder survives Closing, for the other party’s breach of such representation or warranty discovered after such Closing; or (iii) subject to the terms, conditions and limitations of this Agreement seeking damages or such equitable relief as may be available for the other party’s failure to perform after any termination of this Agreement any obligation hereunder which survives such termination; provided that, except as stated in Section 16.2, in no event whatsoever will either Buyer or Seller be entitled to recover from the other any punitive, consequential or speculative damages.

/s/ GY	/s/ JG
SELLER’S INITIALS	BUYER’S INITIALS

16.4 Limited Liability. Notwithstanding anything to the contrary herein, Buyer on its own behalf and on behalf of its agents, members, partners, employees, representatives, officers, directors, agents, related and affiliated entities, successors and assigns (collectively, “Buyer Parties“) agrees: (i) that in no event or circumstance shall any of the Seller Parties have any personal liability under this Agreement; (ii) to look solely to Seller and its assets and proceeds of sale for the satisfaction of any liability or obligation arising under this Agreement and the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements in this Agreement; and (iii) not to sue or otherwise seek to enforce any personal obligation against any of Seller Parties with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Seller on its own behalf and on behalf of the Seller Parties agrees that in no event or circumstance shall any of the Buyer Parties have any personal liability under this Agreement. Notwithstanding anything to the contrary in this Agreement: (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including for any breach of any representation, warranty and/or covenant of Seller) under this Agreement or any documents executed pursuant to this Agreement or in connection herewith, including the Exhibits attached to this Agreement (collectively, “Other Documents“) shall, under no circumstances whatsoever, exceed Nine Hundred Thousand Dollars ($900,000) (“Cap Amount“); (b) Buyer shall notify Seller in writing of any claim of any breach of any representation, warranty and/or covenant of Seller under the Agreement or the Other Documents and commence a “legal action” thereon within the Survival Period; and (c) no claim by Buyer alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation, warranty and/or covenant, is for an aggregate amount in excess of Fifty Thousand Dollars ($50,000) (“Floor Amount“), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the Cap Amount set forth in clause (a) above; except that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto. Notwithstanding the foregoing, the Cap Amount shall not limit Seller’s liability for prorations, brokerage commissions or attorneys’ fees for which it is liable pursuant to this Agreement.

17. Assignment. Buyer shall not have any right to assign or otherwise transfer all or any of Buyer’s rights and obligations in this Agreement without first obtaining Seller’s written consent, which may be given or withheld in Seller’s sole and absolute discretion, except that Buyer shall have the limited right to assign all (and only all) of its rights and obligations under this Agreement without Seller’s consent, but only if Buyer gives Seller written notice thereof at least five (5) business days before the Closing Date, to a: (a) corporation, partnership, or limited liability company that is owned or controlled by, owning or controlling or under common ownership or control with Buyer or a client of Buyer for whom Buyer is the investment advisor; or (b) partnership or joint venture in which Buyer is a general partner or a limited liability company in which Buyer is the sole manager or the sole managing member. “Control” means the direct or indirect ownership of a majority of the stock of a corporation or of the partnership interests in a partnership or of the membership interests in a limited liability company or a substantial managerial control of any other entity. If an assignment or other transfer of all of Buyer’s rights and obligations under this Agreement occurs in compliance with this Section 17, then on the Closing the assigning or transferring party shall be relieved of all of the obligations of Buyer under this Agreement.

18. Other Provisions.

18.1 Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of California.

18.2 Partial Invalidity. If any term or provision or portion thereof of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision or portion thereof to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

18.3 Waivers. No waiver of any breach of any covenant or provision in this Agreement shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision in this Agreement. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act. The party benefited by any condition or obligation may waive the same, but such waiver will not be enforceable by another party unless it is made in writing and signed by the waiving party. Seller’s failure or delay to exercise any right, remedy, power or privilege under this Agreement shall not operate as a waiver thereof.

18.4 Successors and Assigns. Subject to Section 17, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of Buyer and Seller.

18.5 Attorneys’ Fees. In any action involving Buyer and Seller arising out of this Agreement, the prevailing party shall recover from the other party, in addition to any damages, injunctive or other relief, all costs (whether or not allowable as “cost” items by law) reasonably incurred at, before and after trial or on appeal, or in any bankruptcy proceeding, including reasonable attorneys’ and witness (expert and otherwise) fees, deposition costs, copying charges and other expenses. This Section survives the Closing or any termination of this Agreement.

18.6 Entire Agreement. This Agreement (including all Exhibits attached to it) is the final expression of, and contains the entire agreement between, Buyer and Seller with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, and no obligations in this Agreement be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise permitted in this Agreement. This Agreement may be executed in counterparts. Buyer and Seller do not intend to confer any benefit hereunder on any person, firm or corporation other than Buyer and Seller.

18.7 Time of Essence/Business Days. Time is of the essence with respect to each and every term, condition, obligation and provision required to be performed by Buyer or Seller in this Agreement, and that failure to timely perform the same shall constitute a material breach of and a non-curable (but waivable) default under this Agreement by the party so failing to perform. Unless the context otherwise requires, all periods terminating on a given day, period of days, or date shall terminate at 5:00 p.m. (Pacific time) on such date or dates, and references to “days” shall refer to calendar days except if such references are to “business days” which shall refer to days which are not Saturday, Sunday or a legal holiday. Notwithstanding the foregoing, if any date or deadline in this Agreement is a Saturday, Sunday or a legal holiday under the laws of the State of California, then that date or deadline shall be extended to the next succeeding business day.

18.8 Construction. Headings at the beginning of each paragraph and subparagraph are solely for convenience and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. In this Agreement, the words “include” and “including” shall be deemed followed by the phrase “without limitation.” This Agreement shall not be construed as if it had been prepared by either Buyer or Seller, but rather as if Buyer and Seller both prepared it. Unless otherwise indicated, all references to sections are to this Agreement. The language in all parts of this Agreement will be construed as a whole in accordance with its fair meaning and without regard to California Civil Code Section 1654 or similar statutes. All exhibits referred to in this Agreement are attached and incorporated by this reference.

19. Exchange. On the request of Buyer or Seller, or of any of the parties comprising Buyer or Seller, the other party shall cooperate with the requesting party in closing the sale of the Property in accordance with this Agreement so as to qualify such transaction in whole or in part as an exchange of like-kind property; except the other party shall not be required to take title to any exchange property or to agree to or assume any covenant, obligation or liability in connection with the exchange, the Closing shall not be delayed as a result of, or conditioned on, such exchange, the requesting party shall pay all costs associated with such exchange, and the requesting party shall remain primarily liable under this Agreement and shall indemnify, defend, protect and hold harmless the other party from any liability in connection with such exchange.

20. Confidentiality. This Agreement and its terms, including the Purchase Price and the identity of Buyer, shall be kept confidential by Buyer and Seller, and neither Buyer nor Seller shall disclose any of its terms to any third parties other without obtaining the prior written consent of the other party, except that no such consent is required for disclosures to Escrow Holder or to Broker, or that are required by law, or that are reasonably necessary to Buyer’s and Seller’s attorneys, accountants, representatives, advisors and others who are performing due diligence activities in connection with this Agreement, or in order to implement this Agreement.

21. Property Management. Buyer shall retain Seller’s affiliate, Koll Industrial Brokers, Inc., a California corporation (California Department of Real Estate ID number 01817428), to perform property management services for Buyer as to the Property following the Closing pursuant to a Property Management Agreement to be agreed upon by Buyer, Seller and Koll Industrial Brokers, Inc., before the Due Diligence Deadline (“Property Management Agreement”). Buyer’s obligations in this Section 21 survive the Closing.

22. Audit Information. Buyer has advised Seller that Buyer must comply with Securities and Exchange Commission Regulations S-X (17 C.F.R. § Part 210) (“Regulation SX”), including, but not limited to, Item 3-14, which requires Buyer to cause to be prepared three (3) years of audited income statements for the Property. Seller shall provide Buyer, at either no cost or nominal cost to Seller, any reasonable financial information, financial statements and supporting documentation in Seller’s possession or under Seller’s control as are reasonably necessary for Buyer’s auditors to prepare such audited income statements in compliance with Regulation S-X. The provisions of this Section 22 shall survive the Closing.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Seller has signed this Agreement as of the Effective Date.

“SELLER”	13034 EXCELSIOR, LLC,
a California limited liability company

	By:	/s/ Gerald Yahr
	Name:	Gerald Yar
	Title:	Authorized Signatory

Date Signed: 9/22/2020

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

-Sig. Pg. 1-

IN WITNESS WHEREOF, Buyer has signed this Agreement as of the Effective Date.

“BUYER”	INVESCO ADVISERS, INC.,
a Delaware corporation

	By:	/s/ Jason W. Geer
	Name:	Jason W. Geer
	Title:	Asst. Vice President

Date Signed: 9/23/2020

-Sig. Pg. 2-

JOINDER BY ESCROW HOLDER

Escrow Holder acknowledges receiving this Agreement executed by Seller and Buyer and accepts the obligations of and instructions for the Escrow Holder set forth in this Agreement. Escrow Holder agrees to disburse and/or handle the Deposit, the Purchase Price and all closing documents in accordance with this Agreement.

Dated: September 23, 2020	TICOR TITLE COMPANY OF CALIFORNIA

	By:	/s/ Kim Hernandez
	Name:	Kim Hernandez
	Title:	Closing Agent

-Sig. Pg. 3-

EXHIBIT “A”

LEGAL DESCRIPTION

That certain real property located in the City of Norwalk, County of Los Angeles, State of California, described as follows:

PARCEL 2, IN THE CITY OF NORWALK, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS SHOWN UPON PARCEL MAP NO. 15140, FILED IN BOOK 169, PAGE 175 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPT THEREFROM THAT PORTION OF SAID PROPERTY LYING BELOW A DEPTH OF FIVE HUNDRED (500) FEET MEASURED VERTICALLY FROM THE CONTOUR OF THE SURFACE THEREOF; PROVIDED, HOWEVER THAT SAID GRANTOR, ITS SUCCESSORS AND ASSIGNS, SHALL NOT HAVE THE RIGHT FOR ANY AND PURPOSES TO ENTER UPON, INTO OR THROUGH THE SURFACE OF THE PORTION OF SAID PROPERTY LYING ABOVE FIVE HUNDRED (500) FEET, MEASURED VERTICALLY FROM THE CONTOUR OF THE SURFACE OF SAID PROPERTY.

EXHIBIT “A”

EXHIBIT “B”

GRANT DEED

(see attached pages)

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

MAIL TAX STATEMENTS TO:

APN: 8082-004-029

(Above Space For Recorder’s Use Only)

GRANT DEED

THE UNDERSIGNED GRANTOR DECLARES:

Documentary transfer tax is $______________________

(X)	computed on full value of property conveyed, or
( )	computed on full value, less value of liens and encumbrances remaining at time of sale.

THE PROPERTY IS LOCATED IN THE CITY OF GARDEN GROVE, COUNTY OF ORANGE, CALIFORNIA.

FOR VALUABLE CONSIDERATION, receipt of which is acknowledged, as of ________________, ____________________, GRANTS to ____________________, a _____________________, that certain real property which is more particularly described on attached Exhibit “1”.

Subject to:

1. Nondelinquent taxes and assessments;

2. All other covenants, conditions, and restrictions, reservations, rights, rights of way, easements, encumbrances, liens, and title matters of record or visible from an inspection of the property or which an accurate survey of the property would disclose.

,

a

By:
Name:
Title:

ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of                                                   )

County of ______________________ )

On _______________________________, before me,________________________________________________________________________ ,

                                                                                                                                                                (insert name of notary)

Notary Public, personally appeared                                                              , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of ____________ that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Seal)

ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of______________________ ___)

County of ______________________ _)

On _________________________, before me,                                                                                                       ,

                                         (insert name of notary)

Notary Public, personally appeared                                                      , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of ____________ that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Seal)

EXHIBIT “1”

LEGAL DESCRIPTION

That certain real property located in the City of Norwalk, County of Los Angeles, State of California, described as follows:

PARCEL 2, IN THE CITY OF NORWALK, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS SHOWN UPON PARCEL MAP NO. 15140, FILED IN BOOK 169, PAGE 175 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPT THEREFROM THAT PORTION OF SAID PROPERTY LYING BELOW A DEPTH OF FIVE HUNDRED (500) FEET MEASURED VERTICALLY FROM THE CONTOUR OF THE SURFACE THEREOF; PROVIDED, HOWEVER THAT SAID GRANTOR, ITS SUCCESSORS AND ASSIGNS, SHALL NOT HAVE THE RIGHT FOR ANY AND PURPOSES TO ENTER UPON, INTO OR THROUGH THE SURFACE OF THE PORTION OF SAID PROPERTY LYING ABOVE FIVE HUNDRED (500) FEET, MEASURED VERTICALLY FROM THE CONTOUR OF THE SURFACE OF SAID PROPERTY.

EXHIBIT “C”

TRANSFEROR’S CERTIFICATION OF NON-FOREIGN STATUS

To inform ________________________, a ________________________ (“Transferee”), that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended (“Code”) will not be required upon the transfer of certain real property to the Transferee by ______________________________________________ (“Transferor”), the undersigned certifies the following on behalf of Transferor:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

2. Transferor’s U.S. employer identification number is ____________;

3. Transferor’s office address is ______________________________________;

4. Transferor is not a disregarded entity as defined in § 1.1445-2(b)(2)(iii).

Transferor understands that this Certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalty of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Transferor.

Date: ________________

“TRANSFEROR”
____________________________, a____________________________

By: ____________________________
Name: ____________________________
Title: ____________________________

EXHIBIT “C”

EXHIBIT “D”

ASSIGNMENT OF LEASE

THIS ASSIGNMENT OF LEASE (“Assignment”) is made as of _______________ (“Assignment Date”), by and between and ____________________________________ (“Assignor”), and ________________________________ (“Assignee”).

A. Assignor and Assignee entered into that certain Agreement of Purchase and Sale and Joint Escrow Instructions, dated as of September __, 2020, as it may have been amended (collectively, the “Agreement”), respecting the sale of the Property. Capitalized terms used herein and not separately defined have the meanings ascribed to them in the Agreement.

B. Under the Agreement, Assignor is obligated to assign to Assignee all of Assignor’s right, title and interest in and to the Cargill Lease and the security deposit paid by the tenant under the Cargill Lease (“Tenant”) to Assignor (“Deposit”).

For good, valuable and sufficient consideration received, Assignor and Assignee agree:

1. Effective as of the Assignment Date, and subject to the terms of the Agreement, Assignor assigns, sells, transfers, sets over and delivers unto Assignee all of Assignor’s estate, right, title and interest in and to the Cargill Lease and the Deposit and Assignee accepts such assignment.

2. Assignor covenants that Assignor will, at any time and from time to time upon written request therefor, execute and deliver to Assignee, Assignee’s successors, nominees or assigns, at no cost or expense to Assignor, such documents as Assignee or they may reasonably request in order to fully assign and transfer to and vest in Assignee or Assignee’s successors, nominees and assigns the Cargill Lease and the Deposit.

3. Assignee assumes the performance of all of the terms, covenants and conditions imposed on Assignor as landlord under the Cargill Lease accruing on or after the Assignment Date.

4. Assignor shall indemnify, defend, protect and hold harmless Assignee from and against all liability, loss or damage including, reasonable attorneys’ fees, resulting from claims or causes of action arising under the Cargill Lease accruing before the Assignment Date. Assignee shall indemnify, defend, protect and hold harmless Assignor from and against all liability, loss or damage, including reasonable attorneys’ fees, resulting from claims or causes of action accruing under the Cargill Lease on or after the Assignment Date.

5. In the event of any dispute between Assignor and Assignee arising out of this Assignment or concerning the meaning or interpretation of any provision in this Assignment, the losing party shall pay the prevailing party’s costs and expenses of such dispute, including reasonable attorneys’ fees and costs. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Assignment shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Assignment and to survive and not be merged into any such judgment.

EXHIBIT “D”

6. This Assignment may be executed in counterparts.

7. This Assignment shall be binding upon and inure to the benefit of the successors, assignees, personal representatives, heirs and legatees of Assignor and Assignee.

8. This Assignment shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the day and year first written above.

“Assignor”
____________________________, a_____________________________

By: _______________________________
Name: ________________________
Title: _________________________

“Assignee”

_______________________________, a______________________________

By:_______________________________
Name: _______________________________
Title: _______________________________

EXHIBIT “D”

EXHIBIT “E”

TENANT ESTOPPEL

TO: 13034 EXCELSIOR, LLC (“Landlord”)

Re: 13034 Excelsior Drive, Norwalk, CA (“Premises”)

The undersigned (“Tenant”) certifies the following with respect to the lease under which Tenant is a tenant, and agrees that the current Landlord and any successor Landlord (including Invesco Advisers, Inc. and is assignee) and any lender may rely on the same in connection with buying or making a loan related to the Premises:

1. The “Lease” consists of the original lease dated July 2, 2020. A true, correct and complete copy of the Lease and all amendments, letter agreements and modifications thereof is attached hereto as Exhibit A.

2. The current expiration date of the term of the Lease is October 31, 2030. Tenant has one (1) option to extend the term of the Lease for seven (7) years and if each such option is exercised then the term of the Lease will expire October 31, 2037.

3. The Lease is in full force and effect and Tenant has not assigned the Lease or subleased all or any part of the Premises, except as indicated in paragraph 1.

4. The space required to be provided to Tenant according to the Lease has been provided to Tenant, and, except for the Landlord’s Work (as defined in Section 2.2) of the Lease, which is ongoing, the improvements required to be provided to the Tenant according to the Lease have been delivered by Landlord and fully accepted by Tenant.

5. The fixed monthly rent amount from November 1, 2020, to October 31, 2021, is $71,726.18, subject to the abatement provisions in Section 1.6 of the Lease. No rent under the Lease has been prepaid more than one month in advance. In addition to the fixed monthly rent, Tenant is obligated to pay the following additional rent: the amounts payable by Tenant as provided for in Section 2.3 of the Lease, Section 7.1 of the Lease, Landlord’s Insurance Costs as provided for in Section 8 of the Lease, Real Property Taxes as provided for in Section 10 of the Lease, and utilities as provided for in Section 11 of the Lease. Such additional rent has been paid current through the end of the current calendar month. Tenant has no current claim regarding reconciliations of any such payments.

6. Tenant has paid to Landlord a security deposit totaling $53,527.

7. Tenant is not in default under the Lease.

8. To Tenant’s knowledge, Landlord is not in default under the Lease, and no act or event has occurred or exists which, with notice or the passage of time or both, would be a default by Landlord or Tenant under the Lease.

EXHIBIT “E”

9. Tenant has no outstanding offsets, credits or defenses against, or deductions from, or “free rent” period entitlements with respect to its future rent obligations, except for the “Abated Rent” as defined in Section 1.6 of the Lease.

10. Tenant has no option to purchase the Premises, right of first refusal to purchase the Premises, right of first offer to purchase the Premises, or option to terminate the Lease.

11. Tenant is not a debtor in a bankruptcy proceeding.

TENANT:

Cargill Meat Solutions Corporation, a Delaware corporation

By: _____________________________________
Name: ___________________________________
Title: ____________________________________
Date: ____________________________________

EXHIBIT “E”

EXHIBIT A

LEASE

EXHIBIT “E”

EXHIBIT “F”

BILL OF SALE

For good, valuable and sufficient consideration received, as of ________________, ___________________________ (“Seller”), GRANTS, SELLS, CONVEYS, TRANSFERS AND DELIVERS to _____________________________________, a ______________________________________ (“Buyer”), “as is, where is”, without any warranty of any kind, any and all of Seller’s right, title and interest in and to the Personal Property; except such transfer, assignment and sale shall not include any rights or claims arising before the date hereof which Seller may have against any person with respect to such Personal Property.

From and after the date of this Bill of Sale, it is intended by Buyer and Seller that Buyer and its successors and assigns shall have the right to use, have, hold and own the Personal Property forever. This Bill of Sale may be executed in counterparts.

Buyer acknowledges, covenants, represents and warrants that Seller has made absolutely no warranties or representations of any kind or nature regarding title to the Personal Property or the condition of the Personal Property.

Buyer on behalf of itself and the Buyer Parties agrees that in no event or circumstance shall Seller or the Seller Parties have any personal liability under this Bill of Sale, or to any of Buyer’s creditors, or to any other party in connection with the Personal Property or the Property.

Capitalized terms used herein shall have the meanings ascribed to them in that certain Agreement of Purchase and Sale and Joint Escrow Instructions dated as of September __, 2020, as it may have been amended.

This Assignment shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of California.

EXHIBIT “F”

IN WITNESS WHEREOF, this Bill of Sale has been executed as of the date first set forth above.

SELLER:

_____________________________, a_____________________________

By: ___________________________
Name: ________________________
Title: ________________________

BUYER:

_______________________________, a______________________________

By: _____________________________
Name: _____________________________
Title: _____________________________

EXHIBIT “F”

EXHIBIT “G”

GENERAL ASSIGNMENT

This General Assignment (“Assignment”) is made as of ______________ (“Assignment Date”), by __________________________________ (“Assignor”), and _________________________________________________ (“Assignee”).

Pursuant to that certain Agreement of Purchase and Sale and Joint Escrow Instructions dated as of September __, 2020, as it may have been amended (collectively, the “Purchase Agreement”), Assignee has this day acquired from Assignor the Property. Capitalized terms used herein shall have the meanings ascribed to them in the Purchase Agreement.

In consideration of the acquisition of the Property by Assignee and other good, valuable and sufficient consideration received, Assignor and Assignee agree:

1. Assignment. Assignor assigns, transfers and sets over unto Assignee, without representation or warranty of any kind except as set forth in the Purchase Agreement, and Assignee accepts from Assignor, any and all of Assignor’s right, title and interest in and to the Intangible Property; except such transfer, assignment and sale shall not include any rights or claims arising before the Assignment Date which Assignor may have against any person as to the Intangible Property.

2. Counterparts. This Assignment may be executed in counterparts.

3. Survival. This Assignment and its provisions shall inure to the benefit of and be binding on Assignor and Assignee and their respective successors, heirs and permitted assigns.

4. No Third Party Beneficiaries. Except as otherwise stated in this Assignment, Assignor and Assignee do not intend, and this Assignment shall not be construed, to create a third-party beneficiary status or interest in, or to give any third-party beneficiary rights or remedies to, any other person or entity not a party to this Assignment.

5. Governing Law. This Assignment shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, Assignor and Assignee have caused this instrument to be executed as of the Assignment Date.

Assignor:
______________________________, a_____________________________

By: _____________________________
Name: ______________________________
Title: _____________________________

“Assignee”

_______________________________, a______________________________

By: _____________________________
Name: _____________________________
Title: _____________________________

(iv)